Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated this 25th day of January, 2023 is entered into between Bad Daddy’s International, LLC, a North Carolina limited liability company (“Buyer”) and each “Seller” listed on the signature pages hereto (collectively, the “Sellers”). All capitalized terms used but not defined in the body of this Agreement shall have the meanings ascribed to them in Exhibit A attached hereto.

RECITALS

WHEREAS, Sellers own such number of the issued and outstanding membership interests of Bad Daddy’s Burger Bar of Winston-Salem LLC, a North Carolina limited liability company (“BDWS”), Bad Daddy’s of Fayetteville, LLC, a North Carolina limited liability company (“BDF”), BD of Greenville, LLC, a North Carolina limited liability company (“BDG”), BD of McDaniel Village, LLC, a South Carolina limited liability company (“BDMV”), and BD of Wendover Commons, LLC, a North Carolina limited liability company (“BDWC” and together with BDWS, BDF, BDG and BDMV, the “Companies” and each individually, a “Company”), listed opposite their names on Section 2.02 of the Disclosure Schedule (the “LLC Interests”); and

WHEREAS, Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the LLC Interests, subject to the terms and conditions set forth herein, such that from and after the closing of such transactions, Buyer shall be the sole owner of the Companies.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
Purchase and sale

Section 1.01      Purchase and Sale.      Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, the LLC Interests, free and clear of all Encumbrances (other than Permitted Interest Encumbrances) for the consideration specified in Section 1.02.

Section 1.02      Purchase Price.      The aggregate purchase price for the LLC Interests shall be $4,394,205.00, which shall be allocated among the Sellers in accordance with Schedule A attached hereto (the “Purchase Price”) and shall be paid by wire transfer of immediately available funds to accounts designated by the Sellers at least two (2) Business Days prior to the Closing Date. Notwithstanding the foregoing, at the Closing, five percent (5%) of the portion of the Purchase Price payable to Bill Dukes will be retained by Buyer (the “Dukes Holdback”) as a non-exclusive source of funds to satisfy any tax reimbursement obligations of Bill Dukes to the Companies based on tax payments made by the Companies to the State of North Carolina with respect to any state tax obligations owed thereto by Mr. Dukes as a result of his ownership of the LLC Interests or membership in the Companies. Upon the provision of evidence of any such tax payment by the Companies on behalf of Mr. Dukes, Buyer shall be entitled to retain such amount of the Dukes Holdback. To the extent the Companies make tax payments on behalf of Mr. Dukes in excess of the Dukes Holdback, in the aggregate, Mr. Dukes shall reimburse the Companies for such excess within ten (10) Business Days following the Companies’ written demand therefor. To the extent any portion of the Dukes Holdback remains after all tax payments to the State of North Carolina have been made by the Companies on behalf of Mr. Dukes, Buyer will wire such remaining amounts to Mr. Dukes via the wire instructions provided for the Closing. Buyer shall prepare an accounting identifying the tax payments the Companies make on behalf of Mr. Dukes and Buyer’s application of such tax payments against the Dukes Holdback. Buyer will provide a copy of such accounting to Mr. Dukes promptly following Buyer’s receipt of evidence that a Company has made such a tax payment or upon Mr. Duke’s reasonable written request.

Section 1.03      Closing.      The purchase and sale of the LLC Interests contemplated hereby shall take place at a closing (the “Closing”) to be held on the date hereof, remotely via exchange of signature pages to this Agreement or at such other time or on such other date or by such other method as Sellers and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”). The effective time of the Closing for all purposes hereunder shall be 12:01 a.m. Charlotte, North Carolina time on the Closing Date.

Article II
Representations and Warranties of Sellers

Except as set forth in the Disclosure Schedules, each Seller represents and warrants to Buyer that the statements contained in this Article II are true and correct as of the date of this Agreement, provided that all representations and warranties by each Seller about or with respect to the Companies, their respective businesses or operations (but not about such Seller or the Subject Interests owned thereby) are being made to the Knowledge of Sellers, irrespective of whether the actual representation or warranty includes such knowledge qualification (other than Section 2.01, Section 2.02(a), and Section 2.02(b)); provided further that, notwithstanding anything in this Agreement to the contrary, for any Company that is not an Applicable Company of a Seller, then such Seller makes no representation or warranty about or with respect to (i) such Company, (ii) such Company’s businesses, operations, or LLC Interests thereof, (iii) the other Sellers’ ownership of such Company, or (iv) the other Sellers’ acts or omissions in connection with or related to such Company.

Section 2.01      Organization, Authority, Right, Power and Capacity of Seller.      The Companies are limited liability companies duly organized, validly existing and in good standing under the Laws of the state of their respective organization, and Seller has full power, authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject to subsequent events of bankruptcy, fraudulent transfer, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

Section 2.02      Capitalization.

(a)      The LLC Interests set forth opposite Seller’s name on Section 2.02 of the Disclosure Schedule are owned beneficially by such Seller, free and clear of all Encumbrances other than Permitted Interest Encumbrances.

(b)      Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the LLC Interests, free and clear of all Encumbrances other than Permitted Interest Encumbrances.

(c)      Except as set forth in the operating agreement of each Company, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the equity interests of the Companies or obligating Seller or the Companies to issue or sell any equity interests of, or any other interest in, the Companies. The Companies do not have outstanding or authorized any equity interest appreciation, phantom equity interest, profit participation or similar rights. Except as set forth in the operating agreement of each Company, there are no voting trusts, equity holder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the LLC Interests.

Section 2.03      No Conflicts; Consents.      Except as described on Section 2.03 of the Disclosure Schedules, the execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of organization, operating agreement, or other organizational documents of any Company or, if Seller is not an individual, of Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Sellers or any Company; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract to which Sellers or any Company is a party or by which Sellers or any Company is bound or to which any of their respective properties and assets are subject (including any contract) or any material Permit affecting the properties, assets or business of any Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of any Company. Except as set forth in Section 2.03 of the Disclosure Schedules, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Sellers or any Company in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 2.04      Absence of Certain Changes, Events, and Conditions.      Except as set forth in Section 2.04 of the Disclosure Schedules, since January 1, 2022, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to any Company, any event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.05      Material Contracts.      None of the Sellers have entered into (i) a written Contract on behalf of or that otherwise binds a Company that has not been provided to Buyer or (ii) an oral Contract on behalf of or that otherwise binds a Company.

Section 2.06      Title to Assets; Real Property.

(a)      Each Company has good and valid title to all personal property and other assets reflected on such Company’s books and records, including, but not limited to, all furniture, fixtures and equipment, other than personal property sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheets Date, and other than cash and cash equivalents. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)      liens for Taxes not yet due and payable;

(ii)      mechanics, carriers’, workmen’s, repairmen’s or other like statutory liens arising or incurred in the ordinary course of business consistent with past practice with respect to amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Companies;

(iii)      easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the operation of the business of the Companies; or

(iv)      liens arising under original purchase price conditional sales contracts and equipment leases with third parties.

(b)      No Company is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the business of any Company does not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Companies. There are no Actions pending nor threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 2.07      Condition and Sufficiency of Assets.

(a)      Except as set forth on Section 2.07(a) of the Disclosure Schedule, the furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Companies and the HVAC systems at the Real Property (i) are in good operating condition and repair, normal wear and tear excepted, and (ii) are adequate for the uses to which they are being put, and none of such furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property or the HVAC systems at the Real Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs, and the structure and foundation of the Real Property are not in need of material maintenance or repairs except for ordinary, routine maintenance and repairs.

(b)      The buildings, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by each Company, together with all other properties and assets of each Company, are sufficient for the continued conduct of such Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct such Company’s business as currently conducted.

Section 2.08      Insurance.      None of the Companies or their respective Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of the Company’s insurance policies. No Company is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy.

Section 2.09      Legal Proceedings; Governmental Orders.

(a)      Except as set forth in Section 2.09(a) of the Disclosure Schedules, there are no Actions pending or threatened (i) against any Company, or any owner, employee, manager or office thereof, affecting any of their respective properties, assets or business (or by or against Sellers or any Affiliate thereof and relating to any Company); or (ii) against or by any Company, Sellers or any Affiliate thereof that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that is reasonably likely to give rise to, or serve as a basis for, any such Action.

(b)      There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against any Company or any of their respective properties, assets or business. No event has occurred or circumstances exist that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 2.10      Compliance with Laws; Permits.

(a)      Each Company in compliance and have at all times in the three (3) years prior to the date hereof complied with all Laws, including immigration and employment laws, applicable to their respective businesses, properties or assets in all material respects.

(b)      All material Permits required to conduct each Company’s business have been obtained and are valid and in full force and effect. All fees and charges with respect to such Permits due and payable on or prior to the date hereof have been paid in full.

Section 2.11      Brokers.      No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Sellers or the Companies.

Section 2.12      Full Disclosure; Disclaimer of Other Warranties.      To the Knowledge of Sellers, no representation or warranty by Seller in this Article II contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. Except as expressly set forth in this Agreement, the LLC Interests shall be sold, assigned, transferred, and conveyed by Sellers to Buyer on an “as-is”, “where is”, “with all faults” basis, without any representations, warranty guaranty, promise, projection, statement, or prediction whatsoever with respect to the LLC Interests or the Companies, whether oral or written, express or implied, or arising by operation of law, including, without limitation, any warranty of merchantability or fitness for a particular purpose.

Article III
Representations and Warranties of Buyer

Except as set forth in the correspondingly numbered Sections of the Disclosure Schedules, Buyer represents and warrants to Sellers that the statements contained in this Article III are true and correct as of the date hereof.

Section 3.01      Organization and Authority of Buyer.      Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of North Carolina. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Sellers) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, subject to subsequent events of bankruptcy, fraudulent transfer, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

Section 3.02      No Conflicts; Consents.      The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party.

Section 3.03      Investment Purpose.      Buyer is acquiring the LLC Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the LLC Interests are not registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and that the LLC Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 3.04      Brokers.      No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 3.05      Legal Proceedings.      There are no Actions pending or, to Buyer’s knowledge, threatened against Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Knowledge of Buyer, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 3.06      Financial Ability.      Buyer shall have, as of the Closing and such other applicable times that Buyer is required to make payments pursuant to this Agreement, cash on hand or existing and available lines of credit to provide, in the aggregate, monies sufficient to fund the consummation of the transactions contemplated by this Agreement and satisfy all other costs and expenses arising in connection therewith.

Article IV
Covenants

Section 4.01      Resignations; Withdrawal.      Sellers shall deliver to Buyer written resignations, effective as of the date hereof, of the officers and managers of the Companies set forth in Exhibit B hereof. Buyer acknowledges and agrees that the Sellers shall withdraw as members and economic owners of each Company effective as of the Closing and that as of the Closing and thereafter, no Seller has or will have any obligation to make any capital contribution (including any unfunded portion of a prior capital call) to any Company.

Section 4.02      Confidentiality.      For a period of three (3) years commencing on the Closing (the “Restricted Period”), Sellers shall, and shall cause its Affiliates to, hold, and shall use its commercially reasonable efforts to cause its or their respective Representatives to hold, in confidence any and all proprietary and confidential information concerning the Companies, except to the extent that Sellers can prove that such information (a) is generally available to and known by the public through no fault of Sellers, any of its Affiliates or their respective Representatives or (b) is lawfully acquired by Sellers, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by any obligation. If Sellers or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Sellers shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Sellers shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 4.03      Books and Records.      In order to facilitate the resolution of any claims made against or incurred by either party prior to the Closing, or for any other reasonable purpose, for a period of three (3) years after the Closing, Buyer and Sellers shall: (i) retain the books and records (including personnel files) of the Companies relating to periods prior to the Closing (which books and records shall have been retained by the Companies prior to the Closing) in a manner reasonably consistent with prior practices; and (ii) upon reasonable notice by either party, afford the Representatives of the other party reasonable access (including the right to make, at such party’s expense, photocopies), during normal business hours, of such books and records; provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article V.      Neither party shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 4.03 where such access would violate any Law.

Section 4.04      Public Announcements.      With respect to the announcement of the Closing, unless otherwise required by applicable Law, including the Exchange Act (based upon the reasonable advice of counsel), no party to this Agreement shall make any public press announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such press announcement. Except with respect to those announcements or communications required by applicable Law, including the Exchange Act, drafts of any such press announcements, filings or disclosures shall be provided to the other party(ies) as soon as reasonably practicable prior to the date on which they are proposed to be publicly released, filed or made, as applicable, and comments shall be due to the other party(ies) as promptly as reasonably practicable following its receipt thereof (but in no event later than two (2) days following receipt). Notwithstanding the foregoing, the parties expressly agree that Buyer and its Affiliates shall be entitled to make a press release in connection with the transactions contemplated hereby, in form and substance reasonably acceptable to Dennis Thompson.

Section 4.05      Further Assurances.      Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 4.06      Non-competition; Non-solicitation.

(a)      During the Restricted Period, Sellers shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business within the Restricted Territory; (ii) have a financial interest in any Person that engages directly or indirectly in the Restricted Business in the Restricted Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere, in the service or on behalf of a Restricted Business, in any material respect with the business relationships between the Applicable Companies and any customers or suppliers thereof. Notwithstanding the foregoing, (A) Sellers may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Sellers, collectively, do not, directly or indirectly, own two percent or more of any class of securities of such Person and (B) the restrictions set forth in this Section 4.06(a) shall not apply to Thompson Family Associates, LLC, ACR Capital Ventures, LLC, or their respective Affiliates.

(b)      During the Restricted Period, each Seller shall not, and shall not permit any of his, her, or its Affiliates to, directly or indirectly, hire or solicit any Covered Employees or encourage any Covered Employee to leave his or her employment with an Applicable Company. With respect to any current employee or former employee subject to the foregoing in this Section 4.06(b), Sellers or their Affiliates, as applicable, shall have a reasonable opportunity to cure any violation of the no-hire covenant (but not the non-solicitation covenant) with respect to employees other than restaurant managers or general managers following written notice thereof prior to being in breach of this Section. In order to ensure each Seller’s compliance with the foregoing, Buyer shall, upon a Seller’s request, identify those employees that are no longer employed by such Seller’s Applicable Companies. Notwithstanding anything in this Agreement to the contrary, a general recruitment effort (e.g., job posting in a newspaper classified section or online job search website, attendance at a job fair, or similar acts) by a Seller or an Affiliate of a Seller shall not be considered the solicitation or attempted solicitation of any then-current or former employees of any Company unless such recruitment efforts are targeted or specifically directed at one or more then-current or former employees of one or more Companies.

(c)      Sellers acknowledge that a breach or threatened breach of this Section 4.06 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agree that in the event of a breach or a threatened breach of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other equitable relief that may be available from a court of competent jurisdiction (without any requirement to post bond). In addition to the foregoing, Sellers acknowledge and confirm that Buyer will suffer substantial damages by virtue of any Seller’s violation of Section 4.06(b) with respect to the Companies’ restaurant managers or general managers, including, without limitation, lost expertise, lost goodwill with other employees, search costs and expenses, and inability to find appropriate replacement talent, which damages are impractical and extremely difficult to ascertain and/or calculate accurately, and the proof of which would be burdensome and costly, although such damages are real and meaningful to the Companies and Buyer. Accordingly, in the event that a court of competent jurisdiction renders a final, non-preliminary judgment that a Seller or such Seller’s Affiliates have violated Section 4.06(b) with respect to a restaurant manager or general manager of an Applicable Company of such Seller, the Sellers severally in accordance with his, hers or its Company Pro Rata Share for such Company, agree to pay to Buyer in a lump sum within ten (10) days following the court’s final, non-preliminary judgment therefore liquidated damages, which represent a fair and reasonable estimate of Buyer’s and the Companies’ foreseeable losses as a result of such violation, and which are not in any way intended to be a penalty, in an amount equal to $50,000 per employee with respect to which a violation has occurred. Sellers acknowledge that their obligation to pay liquidated damages is in addition to, not in lieu of, their other obligations pursuant to this Agreement, at law or in equity.

(d)      Sellers acknowledge that the restrictions contained in this Section 4.06 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 4.06 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 4.06 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(e)      Notwithstanding anything in this Agreement to the contrary, if an Affiliate of a Seller may take an action that is otherwise prohibited by this Section 4.06 under such Affiliate’s governing documents without the consent or approval of such Seller (or any director or manager of such Affiliate appointed solely by such Seller or any other Affiliate of such Seller), then such Seller shall be deemed to have not permitted such Affiliate to take such action unless Seller (or any director or manager of such Affiliate appointed solely by such Seller or any other Affiliate of such Seller) affirmatively approves of or consents to such action.

Section 4.07      Release of the Companies.

(a)      As a material inducement to Buyer’s willingness to enter into and perform this Agreement and to purchase the LLC Interests pursuant to the terms of this Agreement for the consideration to be paid or provided to Sellers in connection with such purchase, effective as of the Closing Date, Sellers, on behalf of himself, herself or itself and each of his, her or its respective Affiliates and representatives, hereby releases and forever discharges Buyer, each Company and its respective successors and assigns (individually, a “Company Releasee” and collectively, the “Company Releasees”) from any and all actions, orders, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which Sellers or any of their respective representatives now has, have ever had or may hereafter have against the respective Company Releasees arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date, including, but not limited to, any rights to indemnification or reimbursement from the Company, whether pursuant to their respective charter, operating agreement or any other charter documents, contract or otherwise and whether or not relating to claims pending on, or asserted after, the Closing Date; provided, however, that nothing contained herein shall operate to release any obligation of Buyer arising under this Agreement and the other Transaction Documents.

(b)      Sellers hereby irrevocably covenant to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Company Releasee, based upon any matter purported to be released hereby.

(c)      Without in any way limiting any of the rights and remedies otherwise available to any Company Releasee, Sellers shall indemnify and hold harmless each Company Releasee from and against all loss, liability, claim, damage (including incidental and consequential damages) or expense (including costs of investigation and defense and reasonable attorney’s fees) whether or not involving third party claims, arising directly or indirectly from or in connection with the assertion by or on behalf of Sellers of any claim or other matter purported to be released pursuant to this Section 4.07.

(d)      In the event that any provision of this Section 4.07 is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Section 4.07 will remain in full force and effect. Any provision of this Section 4.07 held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 4.08      Final Distributions.      In addition to the Purchase Price, following the Closing and on or before March 15, 2023, the Sellers shall receive a distribution from each of their respective Applicable Companies of their respective pro rata portion of the operating profit for the period of the 2023 fiscal year of such Company ending on the Closing Date; provided that (a) no such distribution shall me made to the members of BDMV, (b) the operating profit calculation for all Companies other than BDMV and BDWS shall require that $30,000 of cash remain in each of such Companies and (c) the operating profit calculation for BDWS shall require that $3,000 of cash remain in such Company. Operating profit shall otherwise be calculated in the same manner as previously calculated by such Company in the ordinary course of business.

Article V
Tax matters

Section 5.01      Tax Covenants.

(a)      Without the prior written consent of Buyer, Sellers shall not, to the extent it may affect, or relate to the Companies make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing the basis of any Tax asset of Buyer or any Company in respect of any Post-Closing Tax Period. Sellers agree that Buyer is to have no liability for any Tax resulting from any action of Sellers, its Affiliates or any of their respective Representatives, and agrees to indemnify and hold harmless Buyer (and, after the Closing Date, the Companies) against any such Tax or basis reduction of any Tax asset.

(b)      All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Sellers when due. Sellers shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(c)      Buyer shall prepare and file (or cause to be prepared and filed) all Tax Returns of the Companies for any taxable periods ending on or prior to the Closing Date which are due after the Closing Date. Any non-income Tax Return prepared by either party pursuant to this Section 5.01(c) shall be prepared in a manner consistent with past practice (unless otherwise required by Law). Any party preparing a Tax Return pursuant to this Section 5.01(c) shall provide the other party a reasonable opportunity to review and comment on such Tax Return. Any disagreement between Buyer and Sellers with respect to a Tax Return which cannot be timely resolved shall be resolved the Accountants. Buyer agrees that the Tax Returns of any Company filed with respect to a Pre-Closing Tax Period and any Straddle Period which are filed after the Closing Date, and any prior Tax Returns of any Company, shall not be amended without the consent of Sellers, which consent shall not be unreasonably withheld, except to the extent necessary to comply with Law and after delivering prior written notice of such amendment to Sellers.

Section 5.02      Straddle Period.      Notwithstanding the provisions of Section 5.01(c), in the case of Taxes that are required to be paid with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), if any, the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)      in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b)      in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 5.03      Tax Treatment; Purchase Price Allocation.

(a)      Tax Treatment. The parties hereto agree that, consistent with Revenue Ruling 99-6, Situation 1, the purchase and sale of the LLC Interests as contemplated by this Agreement shall together be treated, for U.S. federal and state income tax purposes, as a sale of the LLC Interests by Sellers and a purchase of the assets of the Companies. The parties hereto agree to report the transactions for U.S. federal and state income tax purposes in all respects consistently with such treatment and shall not take a position inconsistent with such treatment on any Tax Return or any Tax-related legal proceeding.

(b)      754 Election.      At Buyer’s option and as specified by Buyer, the Companies and Sellers (if necessary) shall join with Buyer in making a timely election under Section 754 of the Code (and any corresponding election under state and local Law) with respect to the deemed purchase and sale of the membership interests of such Subsidiaries hereunder (collectively, a “Section 754 Election”). Buyer shall pay any Tax attributable to the making of the Section 754 Election and Buyer shall indemnify Sellers against any adverse consequences arising out of any failure to pay any such Taxes.

(c)      Allocation of Purchase Price.      Sellers and Buyer agree that the Purchase Price and the Liabilities of the Companies (plus other relevant items) shall be allocated among the assets of the Companies for all purposes (including Tax and financial accounting) as shown on the Allocation Schedule, attached hereto as Exhibit C (the “Allocation Schedule”).

Section 5.04      Contests.      Buyer agrees to give written notice to Sellers of the receipt of any written notice by any Company or Buyer which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this Article V (a “Tax Claim”). Buyer shall be entitled to control the contest or resolution of any Tax Claim.

Section 5.05      Cooperation and Exchange of Information.      Sellers and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article V or in connection with any audit or other proceeding in respect of Taxes of the Companies. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Sellers and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Companies for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Companies for any taxable period beginning before the Closing Date, Sellers or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Article VI
Closing Deliveries

Section 6.01      Sellers’ Deliveries.      At the Closing, Sellers shall deliver to Buyer the following:

(a)      Copies of all approvals, consents, waivers and authorizations that are listed on Section 2.04 of the Disclosure Schedules.

(b)      Executed copies of the Transaction Documents (other than this Agreement).

(c)      An executed certificate from Sellers certifying that attached thereto are true and complete copies of all resolutions adopted by the board of managers and/or members of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(d)      Executed copies of the resignations contemplated by Section 4.01.

(e)      An executed certificate pursuant to Treasury Regulations Section 1.1445-2(b) that such Seller is not a foreign person within the meaning of Section 1445 of the Code.

(f)      Such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 6.02      Buyer’s Deliveries.      At the Closing, Buyer shall deliver, or cause to be delivered, to Sellers the following:

(a)      Executed copies of the Transaction Documents (other than this Agreement).

(b)      A certificate from Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of managers and/or sole member of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(c)      The Purchase Price.

Article VII
Indemnification

Section 7.01      Survival.      Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is one year after the Closing Date. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein, as applicable. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 7.02      Indemnification by Sellers.      Subject to the other terms and conditions of this Article VII, Sellers shall severally (based on each Seller’s Pro Rata Share) indemnify and defend Buyer and its Affiliates (including the Companies) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)      any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement or in any certificate or instrument delivered by or on behalf of Sellers pursuant to this Agreement;

(b)      any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Sellers pursuant to this Agreement; or

(c)      any Third Party Claim to the extent arising from or relating to events, circumstances, actions, omissions, or liabilities occurring or existing on or before the Closing Date.

Section 7.03      Indemnification by Buyer.      Subject to the other terms and conditions of this Article VII, Buyer shall indemnify and defend Sellers and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)      any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement;

(b)      any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c)      any Third Party Claim to the extent arising from or relating to events, circumstances, actions, omissions, or liabilities occurring or existing after the Closing Date.

Section 7.04      Certain Limitations.      The indemnification provided for in Section 7.02 and Section 7.03 shall be subject to the following limitations:

(a)      Solely for purposes of calculating the amount of any Loss resulting from a breach of the representations or warranties set forth herein, “materiality” and Material Adverse Effect qualifications shall be disregarded, but such qualifications shall not, for the avoidance of doubt, be disregarded for purposes of determining whether a breach has occurred.

(b)      No Buyer Indemnitees shall be entitled to be indemnified with respect to any claim to the extent that the matter that is the subject of the claim was Known by Buyer as of the Closing. No party shall be obligated to indemnify any other party with respect to any claim that relates to Losses resulting from the passing of or change in any applicable Law or any accounting policy, principle or practice after the Closing Date or any increase in Tax rates in effect on the Closing Date, even if the change or increase has retroactive effect or requires action at a future date.

(c)      Each Buyer Indemnitee and Seller Indemnitee will use commercially reasonable efforts to (i) mitigate Losses after becoming aware of any event which could reasonably be expected to give rise to Losses that are indemnifiable hereunder and (ii) seek to recover such Losses under all Alternative Arrangements. Except pursuant to a written settlement agreed to by the Indemnifying Party, no Buyer Indemnitee or Seller Indemnitee that is seeking indemnification from the Indemnifying Party shall waive or release any contractual right to recover from a third party any Losses subject to (or that may be subject to) indemnification hereunder without the prior written consent of the Indemnifying Party. Each Buyer Indemnitee and Seller Indemnitee seeking indemnification hereunder will, and will cause its Affiliates to, cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, with respect to any such effort to pursue and collect with respect thereto. For the avoidance of doubt, in the event that a recovery is made under an Alternative Arrangement by any Buyer Indemnitee or Seller Indemnitee with respect to any Losses which have been indemnified hereunder, then a refund equal to the aggregate amount of the recovery (up to the amount paid by the Indemnifying Party hereunder) shall be made promptly to the applicable Indemnifying Party.

(d)      With respect to the Sellers’ indemnification obligations hereunder upon a breach of any representation or warranty set forth in Article II, (i) any Seller that is treated as having not made such representation or warranty by reason of such Seller not owning an LLC Interest in the Company that was the subject of the breached representation or warranty shall have no indemnification obligations hereunder for any Losses arising from such breach, and (ii) the Pro Rata Shares of the other Sellers shall be adjusted to equal their respective proportionate shares of the Purchase Price paid to all such other Sellers hereunder.

Section 7.05      Indemnification Procedures.      The party making a claim under this Article VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party”.

(a)      Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than fifteen (15) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Sellers, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 7.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required (as evidenced by an opinion of counsel). If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 7.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 4.02) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)      Settlement of Third Party Claims.      Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, conditioned or delayed, except as provided in this Section 7.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)      Direct Claims.      Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the applicable Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)      Tax Claims.      Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of any Company shall be governed exclusively by Article V hereof.

Section 7.06      Payments.      Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VII, the Indemnifying Party shall satisfy its obligations within ten (10) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such ten (10) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to fifteen percent (15%).

Section 7.07      Tax Treatment of Indemnification Payments.      All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 7.08      Exclusive Remedies.      From and after the completion of the purchase and sale of the LLC Interests the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VII. Nothing in this Section 7.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s actual fraud.

Article VIII
Miscellaneous

Section 8.01      Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 8.02      Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

If to Sellers:	Dennis L. Thompson 3530 Toringdon Way, Ste. 100 Charlotte, North Carolina 28277 email: DThompson@rmmanagement.net
with a copy to (which does not constitute notice):	Culp Elliott & Carpenter, P.L.L.C. 6801 Carnegie Blvd., Ste. 400 Charlotte, North Carolina 28211 email: chl@ceclaw.com Attention: Clark Lacy
If to Buyer:	Bad Daddy’s International, LLC c/o Good Times Restaurants, Inc. 651 Corporate Circle, Suite 200 Golden, Colorado 80401 email: rzink@gtrestaurants.com Attention: Ryan Zink, Chief Executive Officer
with a copy to (which does not constitute notice):	Arnall Golden Gregory LLP 171 17th Street NW, Suite 2100 Atlanta, Georgia 30363 Facsimile: (404) 873-8151 email: sean.fogarty@agg.com Attention: Sean P. Fogarty

Section 8.03      Interpretation.      For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 8.04      Headings.      The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.05      Severability.      If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.06      Entire Agreement.      This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

Section 8.07      Successors and Assigns.      This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, Buyer may, without the prior written consent of, but upon written notice to, Sellers, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.08      No Third-party Beneficiaries.      Except as expressly provided in this Agreement, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.09      Amendment and Modification; Waiver.      This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 8.10      Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)      This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule.

(b)      Any legal suit, action or proceeding arising out of or based upon this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby may be instituted in the federal courts of the United States of America or the courts of the State of North Carolina in each case located in the city of Charlotte, North Carolina, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(c)      Each party acknowledges and agrees that any controversy which may arise under this Agreement or the other Transaction Documents is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby. Each party to this Agreement certifies and acknowledges that (i) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (ii) such party has considered the implications of this waiver, (iii) such party makes this waiver voluntarily, and (iv) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.10(c).

Section 8.11      Specific Performance.      The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof (including, but not limited to, any breach of this Agreement by Sellers) and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 8.12      Counterparts.      This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Buyer:		Sellers:
Bad Daddy’s International, LLC

By: Good Times Restaurants, Inc., its sole member		/s/ Cov DeRamus
Covington DeRamus
By:	/s/ Ryan Zink
Name: Ryan Zink
Its: Chief Executive Officer		Thompson Family Associates, LLC

		By:	/s/ Dennis Thompson
Name:
Its:

/s/ Vicki Ponce
Vicki T. Ponce

RFM Ventures LLC

		By:	/s/ Dr. Richard Miller
Name:
Its:

/s/ Jim Verney
Jim Verney

/s/ Dr. Richard Miller
Dr. Richard Miller

/s/ James Abbott
James Abbott

/s/ Bill Dukes
Bill Dukes

ACR Capital Ventures, LLC

		By:	/s/ Ashley Richards
Name:
Its:

[signature page]

EXHIBIT A

Defined Terms

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the ownership of fifty percent (50%) or more of the voting securities of a Person or possession, directly or indirectly, of the power to elect or appoint fifty percent (50%) or more of the directors or managers of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Allocation Schedule” has the meaning set forth in Section 5.03(c).

“Alternative Arrangement” means any Tax Benefit or insurance policy, indemnity or reimbursement arrangement, or Contract pursuant to which any Seller Indemnitee or Buyer Indemnitee or their Affiliates is a party or under which it has rights.

“Applicable Companies” means, with respect to each Seller, the Company or Companies whose LLC Interests such Seller is selling to Buyer under this Agreement.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the State of Colorado or the State of North Carolina are authorized or required by Law to be closed for business.

“Buyer Indemnitees” has the meaning set forth in Section 7.02.

“Cash” means, with respect to the Companies, the amount of cash and bank deposits as reflected in the Companies’ bank and money market account statements and shall include cash equivalents, such as money market funds, money market instruments and any demand deposits and marketable securities, calculated in accordance with GAAP on a basis consistent with the preparation of the financial statements of the Companies.

“Closing” has the meaning set forth in Section 1.03.

“Closing Date” has the meaning set forth in Section 1.03.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Pro Rata Share” means, with respect to each Seller and each Company, the percentage equal to the portion of the Purchase Price allocable to the LLC Interests of such Company and payable to such Seller, divided by the total Purchase Price payable to all Sellers for LLC Interests of such Company. Each Seller’s Company Pro Rata Share in each Company is set forth in Schedule A.

“Company Releasee” has the meaning set forth in Section 4.07(a).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Covered Employees” means, with respect to each Seller, the then-current employee of the Applicable Companies for such Seller or any former employee of such Applicable Companies (who was employed by such an Applicable Company within the 12 months prior to such attempted hiring or solicitation with respect to salaried employees and within the 6 months prior to such attempted hiring or solicitation with respect to hourly employees).

“Direct Claim” has the meaning set forth in Section 7.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers and Buyer concurrently with the execution and delivery of this Agreement.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Exchange Act” means the Securities Exchange Act of 1934, as amended

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state or local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Indemnified Party” has the meaning set forth in Section 7.05.

“Indemnifying Party” has the meaning set forth in Section 7.05.

“Knowledge of Buyer” or any other similar knowledge qualification, means the actual knowledge of Ryan Zink.

“Knowledge of Seller” or any other similar knowledge qualification, means, with respect to each Seller, the actual knowledge of such Seller. “Knowledge of Sellers” means the Knowledge of all Sellers.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“LLC Interests” has the meaning set forth in the recitals.

“Losses” means losses, damages, liabilities, deficiencies, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers reasonably incurred by an Indemnified Party in connection with any claim, action, suit or proceeding in respect of a matter for which an Indemnified Party is entitled to be indemnified against hereunder, in each case, net of any Tax Benefits and other available third party recoveries under any Alternative Arrangement.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or employee relations of any Company, taken as a whole, or (b) the ability of the Sellers to consummate the transactions contemplated hereby on a timely basis.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 2.06(a).

“Permitted Interest Encumbrances” means Encumbrances set forth in the operating agreements of the Companies (copies of which have been made available to Buyer) and statutory Encumbrances pursuant to the North Carolina Limited Liability Company Act, G.S. 57D-1-01, et seq.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Pro Rata Share” means, with respect to each Seller, the percentage equal to the portion of the Purchase Price payable to such Seller, divided by the total Purchase Price payable to all Sellers. Each Seller’s Pro Rata Share is set forth in Schedule A.

“Purchase Price” has the meaning set forth in Section 1.02.

“Real Property” means the real property owned, leased or subleased by each Company, together with all buildings, structures and facilities located thereon.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Business” means any full service restaurant business or concept in which (i) at least fifteen percent (15%) of its menu items are hamburgers or (ii) the word “burger” is included in name of the restaurant business or concept, but expressly excluding any restaurant business or concept in which Sellers holds an ownership interest as of the Closing Date.

“Restricted Period” has the meaning set forth in Section 4.02.

“Restricted Territory” means, with respect to each Seller and such Seller’s Affiliates, the area within a five (5) mile radius of the current location of each Applicable Company for such Seller. For this purpose, the Companies’ current locations are as follows:

Company	Current Location
BDWS	504 Hanes Mall Blvd, Winston-Salem, NC 27103
BDF	1800 Skibo Rd #332, Fayetteville, NC 28303
BDG	709 Greenville Blvd SE #100, Greenville, NC 27858
BDMV	1922 Augusta St #100, Greenville, SC 29605
BDWC	4522 W Wendover Ave #101, Greensboro, NC 27409

“Section 754 Election” has the meaning set forth in Section 5.03(b).

“Securities Act” has the meaning set forth in Section 3.03.

“Seller Indemnitees” has the meaning set forth in Section 7.03.

“Straddle Period” has the meaning set forth in Section 5.02.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Benefit” means any refund or credit of Taxes paid or reduction in the amount of Taxes that otherwise would have been paid, in each case, computed at the highest marginal tax rates applicable to the recipient of such benefit.

“Tax Claim” has the meaning set forth in Section 5.04.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 7.05(a).

“Transaction Documents” means this Agreement together with all other documents to be provided at or with respect to the Closing in connection with the transactions contemplated herein.